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Exhibit 10.61

[AspenTechnology Letterhead/Logo]

August 18, 2003

Stephen J. Doyle
General Counsel

Dear Steve:

This letter amendment references the letter agreement between you and AspenTech dated June 24, 2003 (the "Agreement") regarding your FY04 Executive Compensation Plan. Under the terms of the Agreement, AspenTech agreed that it would grant you an option to purchase the number of shares of AspenTech common stock specified in the Agreement, contingent upon stockholder approval of the Advent transaction (the "Option"). As you know, the Advent transaction was approved by AspenTech stockholders and closed on August 14, 2003.

AspenTech acknowledges that you have voluntarily agreed to reduce the number of shares subject to the Option to which you were entitled in order to make more options available for the general employee option pool. You hereby confirm, by execution of this letter amendment, that the option granted to you on August 18, 2003 for 255,053 shares of AspenTech common stock constitutes full satisfaction of AspenTech's obligations under the Agreement to grant the Option and that the terms of the Agreement do not entitle you to any additional stock option grants. All other terms of the Agreement, including those contingent upon the closing of the Advent transaction, remain in full force and effect.

Best regards,
/s/ HELEN MOYE	/s/ STEPHEN J. DOYLE	Sept. 26, 2003

Helen Moye	Stephen J. Doyle	Date
Sr. VP Human Resources Aspen Technology, Inc.	General Counsel

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  Exhibit 10.61